Exhibit 99.1

301 Winding Road Old Bethpage, NY 11804 212-750-0371 http://www.pwreit.com/

Power REIT Announces 2022 Dividend Income Tax Treatment

Old Bethpage, NY-- January 30, 2023, Power REIT (“Power REIT,” “we,” “our,” or the “Company;” NYSE American: PW and PW.PRA), today announced the estimated Federal income tax treatment of the Company’s 2022 distributions on its 7.75% Series A Preferred Stock (CUSIP # 73933H200).

The Federal income tax classification of the distribution per share on the Company’s 7.75% Series A Preferred Stock with respect to the calendar year ended December 31, 2022 is shown in the table below:

Record Date	Payable Date	Total Distribution Per Share	Ordinary Income Per Share	Return of Capital Per Share	Capital Gain Per Share
2/15/22	3/15/22	$0.484375	$0.484375	$0.0	$0.00
5/15/22	6/15/22	$0.484375	$0.484375	$0.0	$0.00
8/15/22	9/15/22	$0.484375	$0.484375	$0.0	$0.00

Nothing contained herein or therein should be construed as tax advice. Consult your tax advisor for more information. Furthermore, you may not rely upon any information herein or therein for the purpose of avoiding any penalties that may be imposed under the Internal Revenue Code.

Stockholders are encouraged to consult with their own tax advisors as to their specific tax treatment of the Company’s distributions.

About Power REIT

Power REIT, with a focus on the “Triple Bottom Line” and a commitment to Profit, Planet and People is a specialized real estate investment trust (REIT) that owns sustainable real estate related to infrastructure assets including properties for Controlled Environment Agriculture, Renewable Energy and Transportation.

Additional information about Power REIT can be found on its website: www.pwreit.com

Cautionary Statement about Forward-Looking Statements

This document includes forward-looking statements within the meaning of the U.S. securities laws. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume”, “seek” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this document regarding our future strategy, future operations, future prospects, the future of our industries and results that might be obtained by pursuing management’s current or future plans and objectives are forward-looking statements. You should not place undue reliance on any forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of the filing of this document. Over time, our actual results, performance, financial condition or achievements may differ from the anticipated results, performance, financial condition or achievements that are expressed or implied by our forward-looking statements, and such differences may be significant and materially adverse to our security holders.

Contact:
David H. Lesser, Chairman & CEO	Mary Jensen, Investor Relations
dlesser@pwreit.com	mary@irrealized.com
212-750-0371	310-526-1707

301 Winding Road Old Bethpage, NY 11804
www.pwreit.com